SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this "**Agreement**") is made and entered on December 13, 2021, by and among Mitchell J. Schwartz, a Pennsylvania resident ("**Mitchell**"), Elaine Stone, a Pennsylvania resident ("**Elaine**" and together with Mitchell, the "**Sellers**"), and FOMO CORP. (the "**Purchaser**") of 1 E Erie St Ste 525, Unit # 2250, Chicago, Illinois, 60611.

WITNESSETH:

WHEREAS, the Sellers own 100% of the issued and outstanding shares of capital stock (the "**Stock**") of SMARTSolution Technologies, Inc., a Pennsylvania corporation ("**SST**");

WHEREAS, SST is the general partner of SMARTSolution Technologies, L.P., a Pennsylvania limited partnership (the "**Partnership**");

WHEREAS, the Sellers own all of the issued and outstanding limited partnership interests (the "**LP Interests**" and together with the Stock, the "**Securities**") of the Partnership; and

WHEREAS, the Purchaser desires to purchase said Securities from the Sellers, and the Sellers desire to sell said Securities to the Purchaser, upon the terms and subject to the conditions hereinafter set forth (the "**Transaction**"); and

WHEREAS, following the Transaction, the Purchaser will hold 100% of the issued and outstanding ownership interests of the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Securities aforementioned, it is hereby agreed as follows:

1. Purchase and Sale

(a) Subject to the terms and conditions hereinafter set forth, at the Closing (as defined in Section 2 below), the Sellers shall sell, convey, transfer, and deliver to the Purchaser the Securities, and the Purchaser shall purchase from the Sellers the Securities, in consideration of the purchase price set forth in this Agreement (the "**Purchase Price**"). The Purchase Price shall be paid by the Purchaser as follows:

(i) At the Closing, the Purchaser shall pay such amounts to such Persons as necessary to satisfy all of the Partnership's and SST's indebtedness and expenses set forth in Exhibit A[1] attached hereto (including any prepayment premiums, breakage costs, fees and expenses payable as a result of prepayment on such date or the consummation of the transactions contemplated hereby) (the "**Debt Assumption**");

(ii) At the Closing, the Purchaser shall issue and deliver to the Sellers one million (1,000,000) shares of Series B Preferred Stock of the Purchaser, which shares shall be, at the election of the holder thereof, convertible into one billion (1,000,000,000) shares of common stock of the Purchaser (the "**Stock Consideration**"), which the parties acknowledge and agree to be worth $________[2];

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[1] Note to Draft: to include the following indebtedness amounts: (i) approximately $268,402 line of credit, (ii) approximately $254,160 term loan, (iii) approximately $150,000 SBA loan, (iv) approximately $50,000 broker fee to Murphy Financial, and (v) the Seller Parties' transaction expenses.

[2] Note to Draft: subject to further discussion to avoid phantom income for Sellers.

(iii) At the Closing, the Purchaser shall issue and deliver to the Sellers a detachable warrant in the form attached hereto as Exhibit B, pursuant to which the holder shall have the right to purchase three hundred million (300,000,000) shares of common stock of the Purchaser at a purchase price of one-tenth of a cent ($0.001) (the "**Warrant Consideration**"), which the parties acknowledge and agree to be worth $0; and

(iv) As soon as reasonably practicable, but in any event with 30 days following unconditional receipt of payment thereunder, the Purchaser shall, subject to subsection (b) below, pay to the Sellers, in immediately available funds, an amount equal to one and one-half percent (1.5%) of the gross sales proceeds of the Partnership for any sales made by the Purchaser following the Closing under the orders identified on Exhibit C attached hereto (the "**Earn-Out**").

(b) Until the earlier of (x) the one-year period following the Closing and (y) the date on which all orders set forth in Exhibit C attached hereto have been fulfilled by the Partnership, the Purchaser shall and shall cause its affiliates (i) to use commercially reasonable efforts to retain the customers of the Partnership existing as of the Closing and identified on Exhibit C attached hereto, including without limitation, reasonably assigning internal resources and to extent necessary hiring external consultants or other personnel to plan, implement and achieve such result, (ii) to use commercially reasonable efforts to operate the Partnership in the ordinary course in accordance with practices of the Partnership in effect prior to the transactions contemplated by this Agreement, and (iii) to not (A) take or solicit others to take any action, or (B) fail to take any action, in either case, that would cause the Partnership to fail to maximize the Earnout. Notwithstanding any contrary provision of this Agreement, if (i) there is a Sale of the Partnership at any time prior to the first anniversary of the Closing Date, the Sellers shall receive, at the closing of such Sale of the Partnership, an amount in immediately available funds such that, in the aggregate, the Sellers have received a total of one and one-half percent (1.5%) of the gross sales proceeds from all of the orders set forth in attached Exhibit C. For purposes of this Agreement, a "**Sale of the Partnership**" shall mean a sale of a controlling interest in the Partnership to a third party who is not an affiliate of the Purchaser or a sale of all or substantially all of the assets of the Partnership.

2. Closing and Closing Deliverables

(a) Subject to the terms and conditions of this Agreement, the consummation of the sale of the Securities from the Sellers to the Purchaser pursuant to this Agreement (the "**Closing**") shall take place by the exchange of signature pages on December 31,2021 (the "**Closing Date**"). The Closing shall be effective for economic and accounting purposes as of 12:01 a.m. on the Closing Date.

(b) At the Closing, the Sellers shall deliver to the Purchaser the following:

(i) an assignment and assumption agreement, in the form of which is attached to this Agreement as Exhibit D (the "**Assignment and Assumption Agreement**"), duly executed by the Sellers and selling, conveying, transferring, and delivering to the Purchaser the Securities;

(ii) the certificates representing the Stock, duly endorsed for transfer or accompanied by appropriate stock transfer powers, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Sellers;

(iii) a lease between the Partnership and [GrayMax, LLC] (the "**Landlord**") for the lease of certain real property located at 831 West North Avenue, Pittsburgh, PA 15233 and in the form attached to this Agreement as Exhibit E (the "**Lease**"), duly executed by the Landlord;

(iv) an Employment Agreement between the Partnership and Mitch in the form attached hereto as Exhibit F (the "**Employment Agreement**"), duly executed by Mitch[3];

(v) payoff letters in a form satisfactory to the Purchaser from each holder of indebtedness and expenses set forth in Exhibit A, and confirmation from such holders that all any and all guarantees or other obligations in respect of the indebtedness of the Partnership or related to the business of the Partnership or SST shall be released upon repayment of such amounts in accordance with Section 1(a)(i); and

(vi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Purchaser and the Company as may be required to give effect to this Agreement.

(c) At the Closing, the Purchaser shall deliver to the Sellers the following:

(i) evidence of payoff of the Debt Assumption;

(ii) evidence of issuance by the Purchaser of the Stock Consideration to the Sellers, together with the stock certificate representing such issuance;

(iii) a duly executed warrant in the form attached hereto as Exhibit B representing the Warrant Consideration;

(iv) the Assignment and Assumption Agreement duly executed by the Purchaser;

(v) the Lease duly executed by the Partnership;

(vi) the Employment Agreement duly executed by the Partnership;

(vii) evidence of issuance of stock options in the Purchaser to each of the persons set forth in Exhibit G, subject to the vesting schedules set forth in Exhibit G; and

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Sellers, as may be required to give effect to this Agreement.

3. Representations and Warranties of the Sellers

The Sellers hereby warrant and represent:

(a) **Organization and Standing**

The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite power and authority to carry on its business as it is now being conducted. SST is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power and authority to carry on its business as it is now being conducted.

(b) **Restrictions on Stock**

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[3] Note to Draft: to include a term of one-year at an annual salary of $100,000.

(i) None of the Sellers is a party to any agreement, written or oral, creating rights in respect of the Securities in any third person or relating to the voting of the Securities.

(ii) The Sellers are the lawful owners of the Securities, free and clear of all security interests, liens, encumbrances, equities and other charges.

(iii) There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the equity interests of the Partnership or SST, nor are there any securities convertible into such equity interests.

(c) Brokers

Except for the payments due to Murphy Financial and to be paid in accordance with Section 1(a)(i) hereof, none of the Partnership, SST, nor any Seller has agreed to, and none of the Partnership, SST or any Seller will become obligated to pay or has taken any action that might result in any person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

4. Representations, Warranties and Covenants of the Purchaser

(a) **Organization and Standing**

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to carry on its business as it is now being conducted, and to consummate the transactions contemplated by this Agreement. The Purchaser has made available to the Sellers true, correct and complete copies of the organizational documents of the Purchaser.

(b) **Valid Issuance**

The Stock Consideration and the Warrant Consideration been duly and validly authorized and, when issued and paid for pursuant to this Agreement, shall be free and clear of all encumbrances and restrictions (other than those created by the Sellers). Upon the due conversion of the preferred stock included in the Stock Consideration or the Sellers' exercise of the warrant included in the Warrant Consideration, the common stock to be issued thereunder will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for those created by the Sellers. The Purchaser has reserved a sufficient number of shares of its common stock for issuance upon the exercise of said preferred stock and warrant, free and clear of all encumbrances and restrictions, except for those created by the Sellers.

(c) **Brokers**

The Purchaser has not agreed to pay, and the Purchaser has taken any action that might result in any person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(d) **Board Position**

The Purchaser shall recommend to the shareholders of the Purchaser for Mitch's appointment to the board of directors of the Purchaser.

5. General Provisions

(a) **Entire Agreement**

This Agreement (including any written amendments hereof executed by the parties), together with any Schedules or Exhibits executed in connection herewith, constitute the entire Agreement

and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) **Sections and Other Headings**

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) **Governing Law**

This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

(d) **Counterparts**

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile or in PDF or other electronic manner shall be deemed to be their original signatures for all purposes.

(e) **Assignment**

This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, beneficiaries and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the parties without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

SELLERS:

By: ______________________
Mitchell Schwartz

Date: 12-13-2021

By: ______________________
Elaine Stone

Date: 12/13/2021

PURCHASER:

By: ______________________
Vikram Grover
CEO for FOMO CORP.

Date: 12-13-2021